Exhibit 99.2

News Release

Investor Contact: Heather J. Wietzel Vice President, Investor Relations Horace Mann 217-788-5144 investorrelations@horacemann.com	Media Contact: Michelle Eccles Public Relations Manager Horace Mann 217-788-5394 michelle.eccles@horacemann.com

Horace Mann completes acquisition of National Teachers Associates
SPRINGFIELD, Ill., July 1, 2019 -- Horace Mann Educators Corporation (NYSE:HMN) announced today that it has closed the acquisition of supplemental insurance provider National Teachers Associates Life Insurance Company (NTA).
As a part of Horace Mann, NTA will continue to provide supplemental insurance products to the education market, building on nearly 50 years of experience in the sector. NTA specializes in developing, marketing and underwriting supplemental insurance products, including cancer and heart. The combined company will have an enhanced product set, additional points of distribution and expanded scale.

About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America's educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Safe Harbor Statement
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended March 31, 2019, and the company's past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements.
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